Exhibit 5.1

Law Offices

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

12th Floor

734 15th Street, N.W.

Washington, D.C. 20005

Telephone (202) 347-0300

November 4, 2004

Board of Directors

ESB Financial Corporation

600 Lawrence Avenue

Ellwood City, Pennsylvania 16117

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to ESB Financial Corporation (“ESB”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933 of the registration statement on Form S-4 (the “Registration Statement”) relating to the issuance of up to 3,500,491 shares of common stock, $.01 par value per share, of ESB (the “Shares”), in connection with the proposed merger of PHSB Financial Corporation (“PHSB”) with and into ESB, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name under the heading “Legal Matters” in the Joint Proxy Statement/ Prospectus constituting a part thereof.

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ Kenneth B. Tabach
Kenneth B. Tabach, a Partner